Exhibit 99.1

Cotiviti Appoints R. Halsey Wise to Board of Directors

ATLANTA, GA, November 16, 2017 (BUSINESS WIRE)  – Cotiviti Holdings, Inc. (NYSE: COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, today announced the appointment of R. Halsey Wise as an independent director of the Company, effective December 1, 2017.  Mr.  Wise’s appointment expands the Board to 10 directors, and he will be a member of the Company’s Compensation Committee.

"Halsey is an accomplished business leader and an experienced board member in both the public and private sectors,” said David Swift, Chairman of the Board of Directors. “Cotiviti will benefit from his independent perspective on leadership, technology and healthcare to create long-term value for our shareholders and clients.”

CEO Doug Williams stated, “Halsey has deep experience leading, managing, operating and creating value at companies of all sizes and stages, including most recently as CEO of the healthcare technology company, MedAssets. He has successfully built diverse leadership and management teams throughout his career. We look forward to benefiting from Halsey’s unique perspective.”

Mr. Wise founded Lime Barrel Advisors,  a private investment and advisory services firm, in 2010. He most recently served as Chairman of the Board of Directors and CEO of Med Assets Inc., which was acquired by Vizient, Inc. and Pamplona Capital in 2016. He has also served as Chairman, President and CEO of Intergraph Corporation; CEO, North America of Solution 6 Holdings, Ltd; and President and Chief Operating Officer of Computer Management Sciences, Inc. Mr. Wise currently serves on the Board of Directors of Aspen Technology, Inc. (NASDAQ: AZPN).

Mr. Wise is a graduate of the University of Virginia, and received a Master's degree in Finance and Marketing from the J.L. Kellogg Graduate School of Management at Northwestern University.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps risk-bearing healthcare organizations and retailers achieve their business objectives. Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders. Cotiviti serves more than 20 of the top 25 U.S. healthcare payers and eight of the top 10 U.S. retailers. Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Investor and Media Contact:

Jennifer W. DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@Cotiviti.com

Media@Cotiviti.com